UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 10, 2020

Date of Report (Date of earliest event reported)

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

maryland	001-38106	27-5466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Custom Street, 11th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	PLYM	New York Stock Exchange
7.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	PLYM-PrA	NYSE American

Item 1.01	Entry into a Material Definitive Agreement

On November 10, 2020, an indirect, wholly-owned subsidiary of Plymouth Industrial REIT, Inc. (the “Buyer”) entered into an Agreement for Purchase and Sale (the “Purchase Agreement”) with unrelated third parties to acquire a 10-building industrial property portfolio for $94.0 million (the “Ohio Acquisition”). The portfolio consists of approximately 2.1 million of rentable square feet and is located in the metro-Cleveland, Ohio area. The Ohio Acquisition is expected to close by November 30, 2020, subject to the satisfaction of certain customary closing conditions. There can be no assurance that these conditions will be satisfied or that the Ohio Acquisition will be consummated on the terms described herein or at all. A $2.0 million earnest money deposit has been made and is not refundable unless the closing does not occur as a result of the sellers’ failure to satisfy certain conditions under the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants of the parties. During the period of 180 days from the date of closing of the Ohio Acquisition, the sellers have agreed to indemnify the Buyer for certain breaches of the sellers’ representations, warranties and covenants under the Purchase Agreement up to a maximum aggregate amount of five percent (5%) of the purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: November 16, 2020	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer